PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5) Registration No. 333-109802
(To prospectus dated October 22, 2003)

1,760,000 Units

Merrill Lynch & Co., Inc.

7% Callable STock Return Income DEbt SecuritiesSM

due October 28, 2004

“Callable STRIDESSM”

Payable at maturity with Cisco Systems, Inc. common stock

$25 principal amount and original issue price per unit

The Callable STRIDES:

•   We will pay interest on the principal amount of the Callable STRIDES quarterly, at the rate of 7% per year, beginning January 28, 2004.

•   The initial share multiplier for the Callable STRIDES equals 1.20192308. The initial share multiplier was set on October 22, 2003, the date the Callable STRIDES were priced for initial sale to the public, so that the product of the volume weighted average price of one share of Cisco Systems, Inc. common stock of $20.80 and the initial share multiplier equaled $25, the principal amount and original issue price of one unit of the Callable STRIDES. The share multiplier will be subject to adjustment for certain corporate events relating to Cisco Systems, Inc. as described in this prospectus supplement.

•   Callable at the option of Merrill Lynch & Co., Inc. beginning April 29, 2004.

•   If the closing market price of Cisco Systems, Inc. common stock falls below a specified level, the Callable STRIDES will be redeemed prior to their stated maturity date. If redeemed, we will deliver for each Callable STRIDES a number of shares of Cisco Systems, Inc. common stock equal to the then current share multiplier, plus a redemption amount as described in this prospectus supplement.

•   Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•   Linked to the price of Cisco Systems, Inc. common stock (trading symbol “CSCO”). Cisco Systems, Inc. has no obligations relating to, and does not sponsor or endorse, the Callable STRIDES.

•   The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “SCK”, subject to official notice of issuance.

•   Expected settlement date: October 28, 2003.

Payment  at maturity:

•   If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES prior to or on the stated maturity date, for each Callable STRIDES you own at maturity, in addition to accrued and unpaid interest, we will deliver to you a number of shares of Cisco Systems, Inc. common stock equal to the then current share multiplier.

•   At maturity, if the price of Cisco Systems, Inc. common stock has decreased, the value of Cisco Systems, Inc. common stock that you will receive will be less than the $25 principal amount of your Callable STRIDES.

Payment  if called by Merrill Lynch & Co., Inc.:

•   If we call the Callable STRIDES on or after April 29, 2004, we will pay you a cash amount that, together with all other payments made on the Callable STRIDES from the original issue date to and including the call date, will provide a yield to call of 15% per year on the principal amount of the Callable STRIDES from the original issue date until the call date.

Investing in the Callable STRIDES involves risks that are described in the “ Risk Factors” section beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$25.00	$44,000,000
Underwriting discount	$.25	$440,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.75	$43,560,000

(1) Plus accrued interest from October 28, 2003, if settlement occurs after that date

Merrill Lynch & Co.

The date of this prospectus supplement is October 22, 2003.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable STock Return Income DEbt SecuritiesSM due October 28, 2004 (the “Callable STRIDESSM”) payable at maturity with Cisco Systems, Inc. (the “Underlying Company”) common stock. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Callable STRIDES, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the “Risk Factors” section, which highlights certain risks, to determine whether an investment in the Callable STRIDES is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

The Callable STRIDES will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on October 28, 2004, if not called by us, or redeemed, on or prior to that date. We have designed the Callable STRIDES for investors who want to receive interest payments on their investment and who also want to participate in the change in the price of the Underlying Company’s common stock (the “Deliverable Shares”) over the term of the Callable STRIDES, subject to ML&Co.’s right to call the Callable STRIDES.

A unit will represent a single Callable STRIDES with a principal amount of $25. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

When will I receive interest?

Interest on the Callable STRIDES will accrue at the rate of 7% per year on the $25 principal amount of each unit from and including October 28, 2003 to but excluding the maturity date, redemption date or the date we call the Callable STRIDES. You will receive quarterly interest payments on January 28, April 28, July 28 and October 28 of 2004. If any interest payment date is not a Business Day, you will receive payment on the following Business Day.

What will I receive on the stated maturity date of the Callable STRIDES?

If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES on or prior to the stated maturity date, for each unit of the Callable STRIDES that you own at maturity, in addition to accrued and unpaid interest, we will deliver to you a number of Deliverable Shares equal to the then current share multiplier. The initial “Share Multiplier” equals 1.20192308. The initial Share Multiplier was set on October 22, 2003, the date the Callable STRIDES were priced for initial sale to the public (the “Pricing Date”), so that the product of the volume weighted average price of the Deliverable Shares of $20.80 and the initial Share Multiplier equaled $25, the principal amount of one unit of the Callable STRIDES. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described in this prospectus supplement. We will not distribute fractional Deliverable Shares. Instead, the number of Deliverable Shares to be delivered at maturity will be aggregated and the value of the fractional share will be paid in cash. Please see the section entitled “Description of the Callable STRIDES—Fractional Shares”.

For more specific information regarding the corporate events referred to above, please see the section entitled “Description of the Callable

STRIDES—Share Multiplier Adjustment” and “—Reorganization Events” in this prospectus supplement.

You should understand that the opportunity to participate in possible increases in the price of  the Deliverable Shares through an investment in the Callable STRIDES is limited because if we call the Callable STRIDES the total yield on your investment will never exceed 15% per year. However, in the event that the price of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled “Risk Factors” in this prospectus supplement.

How does the call feature work?

We may call the Callable STRIDES on any scheduled Business Day beginning on April 29, 2004, through and including the maturity date (the day on which the call occurs, if any, being the “Call Date”) by giving notice to the trustee of the Callable STRIDES at least ten Business Days prior to the Call Date as described in this prospectus supplement and specifying the Call Date, Call Price and amount of accrued and unpaid interest payable on the Call Date. The Call Price will be determined based upon the applicable Call Date. The Call Price will equal $25.9242  if we call the Callable STRIDES on April 29, 2004, the first date the Callable STRIDES may be called, and $26.9044 if we call the Callable STRIDES on October 28, 2004, the last date the Callable STRIDES may be called. For a list of hypothetical month-end, midmonth, first and last Call Prices from April 29, 2004 through the stated maturity date, please see the section entitled “Description of the Callable STRIDES—Call Prices” in this prospectus supplement; and for an example of the Call Price calculation, please see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus. The Call Price does not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date (the “Final Amount”).

The “Call Price” on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 15% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The yield to call represents the interest rate per year used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price. The present values of the interest payments made on the Callable STRIDES will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a Business Day.

What is the Underlying Company?

The Underlying Company has disclosed that it manufactures and sells networking and communications products and that it provides services associated with such equipment. You should independently investigate the Underlying Company and decide whether an investment in the Callable STRIDES linked to the Deliverable Shares is appropriate for you.

Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 0-18225 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site. In addition, information regarding the

Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled “The Deliverable Shares—The Underlying Company” and “Where You Can Find More Information” in this prospectus supplement.

What is the Underlying Company’s role in the Callable STRIDES?

The Underlying Company has not authorized or approved the Callable STRIDES and has no financial or legal obligations relating to the Callable STRIDES or to amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES. ML&Co. is not affiliated with the Underlying Company.

How have the Deliverable Shares performed historically?

You can find a table with the high and low closing prices per share of the Deliverable Shares during each quarter from 1998 to the present in the section entitled “The Deliverable Shares—Historical Data” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Deliverable Shares in various economic environments; however, past performance of the Deliverable Shares is not indicative of how they will perform in the future.

When will I receive cash instead of the Deliverable Shares ?

If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled “Description of the Callable STRIDES—Call at the Option of ML&Co.” in this prospectus supplement.

Also, we will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due on the maturity date, and in lieu of delivering a fractional Deliverable Share, we will pay the cash value of the fractional share as more fully described in the section entitled “Description of the Callable STRIDES—Fractional Shares” in this prospectus supplement.

What about taxes?

The U.S. Federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire the Deliverable Shares. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will the Callable STRIDES be listed on a stock exchange?

The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “SCK”, subject to official notice of issuance. You should be aware that the listing of the Callable STRIDES on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Callable STRIDES” in this prospectus supplement.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Callable STRIDES. After the initial offering, MLPF&S intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the closing market price of the Callable STRIDES during the initial distribution.

However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’s status as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

Are there any risks associated with an investment in the Callable STRIDES?

Yes, an investment in the Callable STRIDES is subject to certain risks. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

RISK FACTORS

Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

The Callable STRIDES do not provide for a minimum repayment of the principal amount at maturity. If the Callable STRIDES have not been redeemed and we do not elect to exercise our call option on or prior to the stated maturity date for each Callable STRIDES you own at stated maturity, you will receive a number of Deliverable Shares equal to the then current Share Multiplier. Because the price of the Deliverable Shares is subject to market fluctuations, the value of the Deliverable Shares that we will deliver to you at maturity may be more or less than the principal amount of your Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, at maturity, the value of the Deliverable Shares has declined from its volume weighted average price on the Pricing Date, as adjusted by the application of the Share Multiplier, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

In addition, if on any date the closing market price of one Deliverable Share declines to less than $1.00, the Callable STRIDES will be redeemed early and you will receive for each Callable STRIDES then owned by you (1) a number of Deliverable Shares equal to the then current Share Multiplier, (2) accrued and unpaid interest to but excluding the Redemption Date, as defined in this prospectus supplement, and (3) a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for such early redemption.

The Callable STRIDES are subject to being called at our option

We may call all of the Callable STRIDES on any scheduled Business Day beginning April 29, 2004 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive Deliverable Shares at maturity. You should understand that due to our ability to call the Callable STRIDES your total annualized yield will be capped at 15% of the original issue price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

The yield that you will receive on your Callable STRIDES, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Callable STRIDES do not guarantee the return of a principal amount at maturity.

Your return may be limited and will not be identical to the return of owning the Deliverable Shares

You should understand that the opportunity to participate in the possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield of 15% on the original issue price. However, if we choose not to exercise our call option and the value of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize a decline in value of the Callable STRIDES and will lose a part or all of your initial investment.

In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned the Deliverable Shares and received the dividends, if any, paid on the Deliverable Shares. You will not be entitled to receive dividends, if any, paid on the Deliverable Shares unless and until you actually hold the Deliverable Shares on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES

The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “SCK”, subject to official notice of issuance. You should be aware that the listing of the Callable STRIDES on the American Stock Exchange does not ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors such as the appreciation, if any, in the price of the Deliverable Shares. In addition, it is unlikely that increases or decreases in the secondary market price of the Callable STRIDES will correlate exactly with increases or decreases in the price of the Deliverable Shares.

If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers if you decide to sell your Callable STRIDES rather than hold your investment until the maturity date. This may affect the price you receive.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor, and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of the Deliverable Shares. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

The price of the Deliverable Shares is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of the Deliverable Shares. However, you generally should not expect the increase or decrease in the market value of your Callable STRIDES to be identical to the increase or decrease in the market value of the Deliverable Shares. For example, if you choose to sell your Callable STRIDES when the price of the Deliverable Shares, as adjusted for the Share Multiplier, exceeds the principal amount, you may receive substantially less than the current market value of the Deliverable Shares because of the expectation that the price of the Deliverable Shares will continue to fluctuate until the maturity date and the fact that the Callable STRIDES are callable at the option of ML&Co.

Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. In general, if U.S. interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

Changes in the volatility of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Deliverable Shares increases, we expect the trading value of the Callable STRIDES will decrease; and, if the volatility of the Deliverable Shares decreases, we expect that the trading value of the Callable STRIDES will increase.

As the time remaining to maturity of the Callable STRIDES decreases, the “time premium or discount” associated with the Callable STRIDES will decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above or below that which would be expected based on the level of interest rates and the price of the Deliverable Shares. This difference will reflect a “time premium or discount” due to expectations concerning the price of the Deliverable Shares during the period before the stated maturity of the Callable STRIDES. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Callable STRIDES will diminish, increasing or decreasing the trading value of the Callable STRIDES.

Changes in dividend yields of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. If the dividend yield on the Deliverable Shares were to increase, we would expect the value of the Callable STRIDES to decrease. However, should there be a subsequent decrease in the dividend yield on the Deliverable Shares, we would expect the value of the Callable STRIDES to increase.

Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change in the price of the Deliverable Shares at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. However, we expect that the effect on the trading value of the Callable STRIDES of a given change in the price of the Deliverable Shares will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Underlying Company has no obligations relating to the Callable STRIDES

We are not affiliated with the Underlying Company, and the Underlying Company has no obligations relating to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Deliverable Shares. Any prospective purchaser of the Callable STRIDES should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Callable STRIDES holders are not entitled to stockholder’s rights

Beneficial owners of the Callable STRIDES will not be entitled to any rights in the Deliverable Shares including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Underlying Company or any third party.

Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Deliverable Shares or futures or options contracts on the Deliverable Shares for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of the Deliverable Shares and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Deliverable Shares. Temporary increases in the market price of the Deliverable Shares may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of the Deliverable Shares may decline subsequent to the Pricing Date reducing the market value of the Callable STRIDES.

Potential conflicts of interest could arise

The calculation agent for the Callable STRIDES is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S’s role as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interests. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Callable STRIDES. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE CALLABLE STRIDES

ML&Co. will issue the Callable STRIDES as a series of senior debt securities under the 1983 Indenture which is more fully described in the accompanying prospectus. The stated maturity date of the Callable STRIDES will be October 28, 2004.

The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us at our option or by any beneficial owner at its option before stated maturity except as described under the sections entitled “—Redemption Event” and “—Reorganization Event”. If an Event of Default occurs with respect to the Callable STRIDES, beneficial owners of the Callable STRIDES may accelerate the maturity of the Callable STRIDES, as described under the sections entitled “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus of ML&Co.

ML&Co. will issue the Callable STRIDES in denominations of whole units with a principal amount of $25.00 per unit. The initial Share Multiplier for the Callable STRIDES, when multiplied by the volume weighted average price of the Deliverable Shares on the Pricing Date, will equal $25.00, the principal amount and original issue price of one unit of the Callable STRIDES. The volume weighted average price (“Volume Weighted Average Price”) will, absent manifest error, be such price as shown on page “AQR” on Bloomberg L.P. for trading taking place from 9:30 A.M. to 4:02 P.M. New York City time. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this prospectus supplement.

The Callable STRIDES will not have the benefit of any sinking fund.

Interest

The Callable STRIDES will bear interest at a rate of 7% per year on the $25 principal amount of each unit from and including October 28, 2003 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date, the Call Date or Redemption Date, as applicable. We will pay interest on the Callable STRIDES in cash quarterly in arrears on January 28, April 28, July 28 and October 28 of 2004, Redemption Date or Call Date. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the immediately preceding January 13, April 13, July 13 and October 13, respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by ML&Co., the final payment of interest will be paid to the person to whom ML&Co. delivers the Deliverable Shares or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” in this prospectus supplement. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

Payment at Maturity

If the Callable STRIDES are not redeemed or we do not call the Callable STRIDES on or prior to the maturity date, then at maturity, for each unit of Callable STRIDES you own, you will receive a cash payment of accrued and unpaid interest and a number of Deliverable Shares equal to the then current Share Multiplier. The Share Multiplier will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with the sales of the Callable STRIDES. The Share Multiplier will be subject to adjustment for certain events described under “—Share Multiplier Adjustments”, “—Reorganization Events” and “—Alternative Dilution and Reorganization Adjustments” in this prospectus supplement.

If the maturity date is not a Business Day, we will deliver the Deliverable Shares and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue as a result of the delay.

“Trading Day” means a day on which the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) and The Nasdaq Stock Market are open for trading as determined by the calculation agent.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Callable STRIDES.

Fractional Shares

We will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional Deliverable Share, we will pay to the registered holder the cash value of the fractional share based on the closing market price. While the Callable STRIDES are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Callable STRIDES to ascertain a participant’s specific policy.

Call at the Option of ML&Co.

ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on April 29, 2004 to and including the maturity date (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the trustee on any Business Day at least ten Business Days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described under “Description of Debt Securities—Depositary” in the accompanying prospectus.

The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 15% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The actual yield to call will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delivered in connection with the sales of the Callable STRIDES. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the “Final Amount”). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price.

Call Prices

The following table sets forth the hypothetical month-end, midmonth, first and last Call Prices from April 29, 2004 through October 28, 2004, the stated maturity date. For an example of the Call Price calculation, see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

Hypothetical Call Date	Hypothetical Call Price per Callable STRIDES	Interest Payable on Call Date per Callable STRIDES	Final Amount per Callable STRIDES
April 29, 2004 (hypothetical first Call Date)	25.9242	0.0049	25.9290
April 30, 2004	25.9294	0.0097	25.9391
May 17, 2004	26.0185	0.0924	26.1109
May 28, 2004	26.0768	0.1458	26.2226
June 15, 2004	26.1678	0.2285	26.3962
June 30, 2004	26.2490	0.3014	26.5504
July 15, 2004	26.3312	0.3743	26.7055
July 30, 2004	26.4139	0.0097	26.4236
August 16, 2004	26.5007	0.0875	26.5882
August 31, 2004	26.5831	0.1604	26.7435
September 15, 2004	26.6608	0.2285	26.8893
September 30, 2004	26.7449	0.3014	27.0463
October 15, 2004	26.8300	0.3743	27.2043
October 28, 2004 (hypothetical stated maturity date)	26.9044	0.4375	27.3419

Hypothetical Returns at Maturity

The following table illustrates, for a range of hypothetical closing market prices of the Deliverable Shares at maturity:

•	the product of the hypothetical closing market price of the Deliverable Shares at maturity and the initial Share Multiplier,

•	the percentage change of the closing market price of the Deliverable Shares on the Pricing Date to the maturity date,

•	the amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

•	the total annualized yield on the Callable STRIDES at maturity, and

•	the total annualized yield from direct ownership of the Deliverable Shares.

This table assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 15% at maturity.

Hypothetical closing market price of the Deliverable Shares at maturity	The product of the hypothetical closing market price at maturity and the initial Share Multiplier	Percentage change in the closing market price from the Pricing Date	Amount payable on the Callable STRIDES at maturity(1)	Total annualized yield on the Callable STRIDES at maturity(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
$ 4.16	$ 5.00	–80%	$ 5.4375	–75.55%	–79.91%
$ 6.24	$ 7.50	–70%	$ 7.9375	–65.08%	–69.90%
$ 8.32	$10.00	–60%	$10.4375	–54.67%	–59.90%
$10.40	$12.50	–50%	$12.9375	–44.30%	–49.91%
$12.48	$15.00	–40%	$15.4375	–33.97%	–39.92%
$14.56	$17.50	–30%	$17.9375	–23.66%	–29.93%
$16.64	$20.00	–20%	$20.4375	–13.36%	–19.95%
$18.72	$22.50	–10%	$22.9375	–3.08%	–9.97%
$20.80(4)	$25.00(5)	0%	$25.4375	7.19%	0.00%
$22.88	$27.50	10%	$27.3419	15.00%	9.97%
$24.96	$30.00	20%	$27.3419	15.00%	19.94%
$27.04	$32.50	30%	$27.3419	15.00%	29.91%
$29.12	$35.00	40%	$27.3419	15.00%	39.87%
$31.20	$37.50	50%	$27.3419	15.00%	49.83%
$33.28	$40.00	60%	$27.3419	15.00%	59.79%
$35.36	$42.50	70%	$27.3419	15.00%	69.75%
$37.44	$45.00	80%	$27.3419	15.00%	79.71%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.
(2)	The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the original issue price. This annualized yield:
(a)	assumes coupon payments are (i) made quarterly on the 28th day of each January, April, July and October of each year beginning January 28, 2004, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column,

(b)	assumes an investment term from October 28, 2003 to October 28, 2004, and
(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(3)	This annualized yield assumes:
(a)	a percentage change in the value of the Callable STRIDES that equals the percentage change in the product of the Share Multiplier and the closing market price of a Deliverable Share on the Pricing Date to the relevant hypothetical closing market price at maturity multiplied by the Share Multiplier,
(b)	there are no dividend payments on the Deliverable Shares for the term of the Callable STRIDES,
(c)	no transaction fees or expenses, and
(d)	an investment term from October 28, 2003 to October 28, 2004.
(4)	This was the Volume Weighted Average Price of the Deliverable Shares on October 28, 2003, the Pricing Date.
(5)	This is the principal amount of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date of $20.80 and the initial Share Multiplier of 1.20192308.

Redemption Event

If on any date the closing market price of one Deliverable Share is less than $1.00, the Callable STRIDES will be redeemed on the third Business Day following such date (the “Redemption Date”). If a redemption is triggered as described above, then on the Redemption Date for each unit of Callable STRIDES, ML&Co. will deliver, in addition to such number of Deliverable Shares equal to the then current Share Multiplier and accrued and unpaid interest to the Redemption Date (the “accrued interest amount”), a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption of the Callable STRIDES (the “present value amount”). The number of Deliverable Shares, plus the accrued interest amount and present value amount payable, in connection with one Callable STRIDES are together referred to as the “Redemption Price” of such Callable STRIDES. The present value amount will be calculated at the sole discretion of the calculation agent, whose determination shall be conclusive for all purposes and binding on ML&Co. and the Holders and beneficial owners of the Callable STRIDES.

The Redemption Price will be delivered and paid to the holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a record date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled interest payment date, the portion of the Redemption Price equal to the accrued interest amount will be paid to the person who was the holder of the Callable STRIDES as of such record date.

Events of Default and Acceleration

In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a beneficial owner of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES will be equal to the consideration due at maturity, calculated as though the date of acceleration were the maturity date. The value of such consideration shall not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not such date is before or after April 29, 2004). If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable STRIDES.

In case of default in payment of the Callable STRIDES, whether at any interest payment date, the stated maturity date, the Call Date, the Redemption Date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their beneficial owners, at the rate of 1.25% per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for.

Share Multiplier Adjustments

The Share Multiplier used to determine the number of Deliverable Shares to be delivered at maturity is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares.

No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to the Deliverable Shares or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of the Deliverable Shares, including, without limitation, a partial tender or exchange offer for the Deliverable Shares.

MLPF&S, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Deliverable Shares by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If the Deliverable Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to the Deliverable Shares will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of record of one Deliverable Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Deliverable Shares are subject to a (i) stock dividend, i.e., issuance of additional Deliverable Shares, that is given ratably to all holders of record of the Deliverable Shares or (ii) distribution of Deliverable Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the number of the Deliverable Shares issued to a holder of record with respect to one Deliverable Share and

•	the prior Share Multiplier.

Extraordinary Dividends

There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Deliverable Shares other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Deliverable Shares, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Deliverable Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Deliverable Shares, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

•	the prior Share Multiplier and

•	a fraction, the numerator of which is the closing market price per Deliverable Share on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Deliverable Shares will equal:

•	in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Deliverable Share, or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Deliverable Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the Deliverable Shares described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

“Closing market price” means:

If the Deliverable Shares (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) are listed on a national securities exchange in the United States, are a Nasdaq National Market System (“Nasdaq NMS”) security or are included in the

OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the closing market price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on The Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Deliverable Shares (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) are not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, then the closing market price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

If the Deliverable Shares (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) are not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event” means:

(1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(2)	a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares will not constitute a Market Disruption Event,

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Deliverable Shares,

(4)	a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market,

•	an imbalance of orders relating to options contracts on the Deliverable Shares, or

•	a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares will constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares, and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property includes securities other than the Deliverable Shares, then the above definition shall be revised to include each such security in the same manner as the Deliverable Shares is considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of record of the Deliverable Shares to subscribe for or purchase the Deliverable Shares, including new or existing rights to purchase the Deliverable Shares pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier, and

•	the number of Deliverable Shares that can be purchased with the cash value of such warrants or rights distributed on a single Deliverable Share.

The number of shares that can be purchased will be based on the closing market price (as defined above) of the Deliverable Shares on the date the new Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Callable STRIDES,

(a)	there occurs any reclassification or change of the Deliverable Shares, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company,

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company (an event in clauses (a) through (f) a “Reorganization Event”),

then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of record of the Deliverable Shares in or as a result of the Reorganization Event, and where the Deliverable Shares continue to be held by the holders receiving such distribution, the Deliverable Shares. The Exchange Property will either:

A.	be delivered at maturity to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of Deliverable Shares equal to the Share Multiplier at the time of the Reorganization Event, or

B.	at the option of the calculation agent, the Exchange Property will be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•	consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Deliverable Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Deliverable Shares, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any Deliverable Shares and in full satisfaction of our obligations under the Callable STRIDES, the lesser of:

(i)	the product of (a) the amount of cash received with respect to one Deliverable Share and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one Deliverable Share and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date, and

(ii)	the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to April 29, 2004) plus accrued and unpaid interest to the early redemption date, in each case, no interest will accrue on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the Trustee under the 1983 Indenture as to the election to liquidate the

Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold;

•	consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive at maturity a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on such cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this prospectus supplement.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares, any Exchange Property or any other consideration at maturity.

MLPF&S, as calculation agent, shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under “—Share Multiplier Adjustments” and “—Reorganization Events”, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Deliverable Shares or any successor common stock. ML&Co. will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares and will detail in such notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

THE DELIVERABLE SHARES

The Underlying Company

The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information.

The Underlying Company has disclosed that it manufactures and sells networking and communications products and that it provides services associated with such equipment. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 0-18225. See “Where You Can Find More Information”. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

The Deliverable Shares trade on the Nasdaq National Market under the symbol “CSCO”.

ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Callable STRIDES. This prospectus supplement relates only to the Callable STRIDES and does not relate to the Deliverable Shares or other securities of the Underlying Company. All disclosures contained in this prospectus supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Deliverable Shares have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Deliverable Shares to be received at maturity of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical Data

The Deliverable Shares are principally traded on the Nasdaq National Market. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1998 through 2003. On October 22, 2003, the Volume Weighted Average Price for the Deliverable Shares was $20.80 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and no assurance can be given that the price of the Deliverable Shares will not decrease. In addition, no assurance can be given that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that the beneficial owners of the Callable STRIDES may receive at maturity, if not previously called by us, or redeemed, will exceed the principal amount of the Callable STRIDES.

	High	Low
1998
First Quarter	$11.594	$9.042
Second Quarter	$15.344	$11.083
Third Quarter	$17.323	$13.646
Fourth Quarter	$24.125	$10.969
1999
First Quarter	$28.750	$23.781
Second Quarter	$32.219	$25.000
Third Quarter	$36.750	$29.375
Fourth Quarter	$53.563	$33.250
2000
First Quarter	$80.063	$50.000
Second Quarter	$74.938	$50.547
Third Quarter	$69.625	$55.188
Fourth Quarter	$58.563	$36.500
2001
First Quarter	$42.625	$15.250
Second Quarter	$23.480	$13.625
Third Quarter	$20.300	$11.240
Fourth Quarter	$21.790	$11.480
2002
First Quarter	$21.000	$14.240
Second Quarter	$17.520	$12.890
Third Quarter	$15.110	$10.480
Fourth Quarter	$15.240	$8.600
2003
First Quarter	$15.580	$12.690
Second Quarter	$18.730	$12.980
Third Quarter	$21.420	$17.240
Fourth Quarter (through October 22, 2003)	$21.140	$19.990

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. Federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Callable STRIDES as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of U.S. Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Callable STRIDES that is for U.S. Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. Federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. Federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. Federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the “Interest Rate”) and (ii) a contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive at maturity a number of Deliverable Shares equal to the then current Share Multiplier. In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $25.74 of the original issue price of the Callable STRIDES to the Debt Instrument and will assign $0.74 of the original issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for

$25.74 and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract in an amount equal to $0.74. The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder (including a redemption of the Callable STRIDES if we call the Callable STRIDES prior to maturity) or at maturity (which would reduce the U.S. Holder’s tax basis in any Deliverable Shares received thereby at maturity). ML&Co.’s allocation of the original issue price will be binding on a U.S. Holder of a Callable STRIDES, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the Callable STRIDES described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. Federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. Federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. Federal income tax purposes.

Tax Treatment of a Callable STRIDES

Interest on the Debt Instrument.    Debt instruments that have a fixed maturity of one year or less, such as the Debt Instrument, are treated as having been issued with original issue discount. Accordingly, in general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument and (ii) all interest payable on the Debt Instrument at the Interest Rate throughout the term of the Debt Instrument over (b) the Debt Instrument’s issue price. For these purposes, the Debt Instrument’s issue price will equal $25.74. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange, redemption or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $25.74. A U.S. Holder’s tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any payments of stated interest previously received by the U.S. Holder with respect to the Debt Instrument.

Settlement of the Forward Contract.    Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the “Forward Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of the Deliverable Shares, and such U.S. Holder should not recognize any gain or loss with respect to the Deliverable Shares received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional Deliverable Shares. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to such fractional Deliverable Shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the Deliverable Shares so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional Deliverable Shares. Such U.S. Holder’s holding period for the Deliverable Shares would begin on the day immediately following the maturity date.

Sale, Exchange or Redemption of the Callable STRIDES

Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder’s tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would generally be capital gain or loss (except, as described above, to the extent of any accrued original issue discount on the Debt Instrument not previously included in income by the U.S. Holder). For these purposes, any amount attributable to accrued interest on the Debt Instrument would generally be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above. If on any date the closing market price of one Deliverable Share is less than $1.00 and, as a result, the Callable STRIDES are redeemed on the third Business Day following such date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the sum of the principal amount of the Debt Instrument and the present value amount. In addition, in such event, the amount realized should not include any Deliverable Shares received by a U.S. Holder, which would be treated as a purchase of such Deliverable Shares in settlement of the Forward Contract for an amount equal to the Forward Contract Payment Amount.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

Due to the absence of authorities that directly address the proper characterization of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. Federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

ML&Co. will take the position that the Contingent Payment Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. Federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Deliverable Shares at maturity). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

Even if the Contingent Payment Regulations do not apply to the Callable STRIDES, other alternative U.S. Federal income tax characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any Deliverable Shares received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to U.S. Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and such individual does not have a “tax home” (as defined for U.S. Federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding at the applicable statutory rate of U.S. Federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. Federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Callable STRIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Callable STRIDES by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Callable STRIDES are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Callable STRIDES. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Callable STRIDES may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES will be deemed to have represented by its purchase and holding of the Callable STRIDES that it either (1) is not a plan or a plan asset entity and is not purchasing those Callable STRIDES on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Callable STRIDES that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Callable STRIDES on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Callable STRIDES will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Callable STRIDES.

WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Callable STRIDES and other securities. For further information on ML&Co. and the Callable STRIDES, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

The Underlying Company

The Underlying Company files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by the Underlying Company pursuant to the Securities Exchange Act of 1934 can be located at the SEC’s facilities or accessed through the SEC’s web site by reference to SEC file number 0-18225. You may also inspect the Underlying Company’s SEC reports and other information at the Nasdaq National Market. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $44,000,000 aggregate principal amount of Callable STRIDES. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable STRIDES if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Callable STRIDES directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the Callable STRIDES subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Callable STRIDES. Accordingly, offerings of the Callable STRIDES will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable STRIDES. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable STRIDES.

If the underwriter creates a short position in the Callable STRIDES in connection with the offering, i.e., if it sells more units of the Callable STRIDES than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable STRIDES in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Callable STRIDES, has no overallotment option, it would be required to close out a short position in the Callable STRIDES by purchasing Callable STRIDES in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable STRIDES. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable STRIDES. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

ML&Co. has previously marketed and anticipates continuing to market series of securities under the servicemark “STRIDES”. The Callable STRIDES we are offering hereby contain certain terms and provisions which are different from the other previously marketed STRIDES, the terms and conditions of which also vary. Please see the section entitled “Description of the Callable STRIDES” in this prospectus supplement.

VALIDITY OF THE CALLABLE STRIDES

The validity of the Callable STRIDES will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion, and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 28, 2003 and March 29, 2002 and June 27, 2003 and June 28, 2002, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003 and incorporated by reference herein, they did not audit and they do not express opinions on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because such reports are not “reports” or “parts” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
accrued interest amount	S-15
Business Day	S-11
Call Date	S-4
Call Price	S-4
closing market price	S-17
Deliverable Shares	S-3
Exchange Property	S-20
Extraordinary Dividend	S-17
Extraordinary Dividend Amount	S-17
Final Amount	S-4
Interest Rate	S-24
Market Disruption Event	S-18
present value amount	S-15
Pricing Date	S-3
PTCEs	S-28
Redemption Date	S-15
Redemption Price	S-15
Reorganization Event	S-20
Share Multiplier	S-3
Underlying Company	S-3
Volume Weighted Average Price	S-11

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 15% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for August 31, 2004:

•	First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 15%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;
(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);
(c)	discount factor(1) based upon an annual yield to call of 15%;
(d)	present value at the original issue date of the interest payments; and
(e)	the sum of the present values of all interest payments discounted to the original issue date.

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
October 28, 2003	—	0.000000	1.000000	—
January 28, 2004	0.437500	0.250000	0.965663	0.422478
April 28, 2004	0.437500	0.500000	0.932505	0.407971
July 28, 2004	0.437500	0.750000	0.900485	0.393962
August 31, 2004	0.160417	0.841667	0.889022	0.142614

Sum of the present values of all interest payments:				$1.367025

•	Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:

$25.00 – $1.367025 = $23.632975 (the present value of the Call Price)

•	Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

$23.632975	= $26.5831 (the Call Price)
0.889022

(1)	The discount factor is equal to	(1)	X, where X is the number of years from the original issue date
		1.15

	(computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES.

(2)	The dates in this column reflect the original issue date, the scheduled interest payment dates and August 31, 2004, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

A-1

 P R O S P E C T U S

Merrill Lynch & Co., Inc.

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock

We may offer from time to time in one or more series, together or separately:

•	debt securities;

•	warrants;

•	preferred stock;

•	depositary shares; and

•	common stock.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “MER” and also on the Chicago Stock Exchange, the Pacific Exchange, the Paris Bourse, the London Stock Exchange and the Tokyo Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus is October 22, 2003.

MERRILL LYNCH & CO., INC.

We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Investment Managers, L.P., Merrill Lynch Investment Managers Limited, Merrill Lynch Bank U.S.A., Merrill Lynch Bank & Trust Co., Merrill Lynch International Bank Limited, Merrill Lynch Japan Securities Co., Ltd., Merrill Lynch Canada, Inc. and Merrill Lynch Insurance Group, Inc., provides investment, financing, advisory, insurance, and related products and services on a global basis, including:

•	securities brokerage, trading and underwriting;

•	investment banking, strategic services (including mergers and acquisitions), and other corporate finance advisory activities;

•	wealth management products and services, including financial, retirement and generational planning;

•	asset management and investment advisory services;

•	origination, brokerage, dealer and related activities in swaps, options, forwards, exchange-traded futures, other derivatives and foreign exchange products;

•	securities clearance, settlement financing services and prime brokerage;

•	equity, debt, foreign exchange and economic research;

•	private equity and other principal investment activities;

•	banking, trust and lending services, including deposit taking, commercial and mortgage lending and related services;

•	insurance and annuities sales and annuity underwriting services; and

•	investment advisory and related record keeping services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

Our principal executive office is located at 4 World Financial Center, New York, New York 10080; our telephone number is (212) 449-1000.

If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

In this prospectus, “ML&Co.”, “we”, “us” and “our” refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of all the securities offered under this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include financing the activities of our subsidiaries, financing our assets and those of our subsidiaries, lengthening the average maturity of our borrowings and financing acquisitions. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to lengthen the average maturity of our borrowings. To the extent that securities being purchased for resale by our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this prospectus as MLPF&S, are not resold, the aggregate proceeds that we and our subsidiaries would receive would be reduced.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

In July 2000, ML&Co. acquired Herzog, Heine, Geduld, Inc. (“Herzog”) through an exchange offer followed by a merger of a wholly-owned subsidiary of ML&Co. with and into Herzog. The merger was accounted for as a pooling-of-interests under generally accepted accounting principles in the United States of America. The following information for the fiscal years 1998 and 1999 has been restated by the management of ML&Co. to give effect to the merger.

The following table sets forth our ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended Last Friday in December					For the Six Months Ended June 27, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	1.1	1.3	1.3	1.1	1.4	1.6
Ratio of earnings to combined fixed charges and preferred stock dividends	1.1	1.3	1.3	1.1	1.3	1.6

For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes and fixed charges, excluding amortization of capitalized interest and preferred security dividend requirements. “Fixed charges” consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries and capitalized interest.

THE SECURITIES

ML&Co. intends to sell its securities from time to time. These securities may include the following, in each case, as specified by ML&Co. at the time of offering:

•	common stock;

•	preferred stock which may be:

•	convertible into preferred stock or common stock;

•	exchangeable for debt securities, preferred stock or depositary shares representing preferred stock;

•	depositary shares representing preferred stock;

•	debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible into common stock or preferred stock;

•	warrants to purchase debt securities;

•	warrants to purchase shares of common stock;

•	warrants to purchase shares of preferred stock;

•	warrants entitling the holders to receive from ML&Co. a payment or delivery determined by reference to decreases or increases in the level of an index or portfolio (“Index Warrants”) based on:

•	one or more equity or debt securities;

•	any statistical measure of economic or financial performance such as a currency or a consumer price or mortgage index; or

•	the price or value of any commodity or any other item or index; and

•	warrants to receive from ML&Co. the cash value in U.S. dollars of the right to purchase (“Currency Call Warrants”) or to sell (“Currency Put Warrants” and, together with the Currency Call Warrants, the “Currency Warrants”) specified foreign currencies or units of two or more specified foreign currencies.

We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities. We will offer the securities to the public on terms determined by market conditions at the time of sale. The terms will be described in a prospectus supplement relating to the specific issue of securities.

ML&Co. will offer up to $11,321,410,000 aggregate public offering price of the securities or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by ML&Co. at the time of offering, subject to reduction on account of the sale of other securities under the registration statement of which this prospectus is a part.

DESCRIPTION OF DEBT SECURITIES

Unless otherwise specified in a prospectus supplement, the senior debt securities are to be issued under an indenture (the “Senior Indenture”), dated as of April 1, 1983, as amended and restated through the date of this prospectus and as it may be further amended in the future, between ML&Co. and JPMorgan Chase Bank, as trustee. Unless otherwise specified in a prospectus supplement, the subordinated debt securities are to be issued under an indenture (the “Subordinated Indenture”), between ML&Co. and JPMorgan Chase Bank, as trustee (the “Subordinated Debt Trustee”). The Senior Debt Securities and Subordinated Debt Securities may also be issued under one or more other indentures (each, a “Subsequent Indenture”) and have one or more other trustees (each, a “Subsequent Trustee”). Any Subsequent Indenture relating to senior debt securities will have terms and conditions identical in all material respects to the above-referenced Senior Indenture and any Subsequent Indenture relating to subordinated debt securities will have terms and conditions identical in all material respects to the above-referenced Subordinated Indenture, including, but not limited to, the applicable terms and conditions described below. Any Subsequent Indenture relating to a series of debt securities, and the applicable trustee, will be identified in the applicable prospectus supplement. A copy of each indenture is filed, or, in the case of a Subsequent Indenture, will be filed, as an exhibit to the registration statement relating to the securities. The following summaries of the material provisions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective indentures, including the definitions of terms.

Terms of the Debt Securities

ML&Co. may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. ML&Co. may issue debt securities upon the satisfaction of conditions, including the delivery to the applicable Trustee of a resolution of the Board of Directors of ML&Co., or a committee of the Board of Directors, or a certificate of an officer of ML&Co. who has been authorized by the Board of Directors to take that kind of action, which fixes or establishes the terms of the debt securities being issued. Any resolution or officer’s certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

•	the aggregate principal amount and whether there is any limit upon the aggregate principal amount that ML&Co. may subsequently issue;

•	the stated maturity date;

•	the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	any fixed or variable interest rate or rates per annum and any contingencies relating to changes in any applicable interest rate;

•	any interest payment dates;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	any sinking fund requirements;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the form in which ML&Co. will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•	whether and under what circumstances ML&Co. will pay additional amounts (“Additional Amounts”) under any debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether ML&Co. has the option to redeem the affected debt securities rather than pay any Additional Amounts;

•	whether the debt securities are to be issued in a form other than global form deposited with The Depository Trust Company, also known as DTC;

•	the title and series designation;

•	the minimum denominations;

•	whether, and the terms and conditions relating to when, ML&Co. may satisfy all or part of its obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders of the debt securities, other securities, which may or may not be issued by or be obligations of ML&Co., or a combination of cash, other securities and/or property (“Maturity Consideration”);

•	any additions or deletions in the terms of the debt securities with respect to the Events of Default set forth in the respective indentures;

•	the terms, if any, upon which the debt securities are convertible into common stock or preferred stock of ML&Co. and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	whether, and the terms and conditions relating to when, holders may transfer the debt securities separately from warrants if the debt securities and warrants are issued together; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific debt securities being offered. ML&Co. may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See “Description of Debt Warrants”. Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

ML&Co. will issue each series of debt securities, as described in the prospectus supplement, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the prospectus supplement. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charges imposed in connection with any registration of transfer or exchange. Each indenture provides that ML&Co. may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

The provisions of the indentures permit ML&Co., without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. The subordinated debt securities will be unsecured and will be subordinated to all existing and future senior indebtedness of ML&Co. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of the debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

ML&Co. will pay or deliver principal and any premium, Additional Amounts, Maturity Consideration and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at its option, ML&Co. may pay any interest and any Additional Amounts by check mailed to the holders of registered debt securities at their registered addresses.

Holders may present debt securities for exchange, and registered debt securities for registration of transfer, in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, pertaining to the debt securities by delivery. There will be no service charge for any registration of transfer or exchange of debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Unless otherwise indicated in the applicable prospectus supplement, ML&Co. will issue the debt securities under the indentures. If so specified in a prospectus supplement, ML&Co. may issue senior or subordinated debt securities under a separate indenture which provides for a single issue of zero coupon convertible senior or subordinated debt securities, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. If ML&Co. issues debt securities under any indenture, the applicable prospectus supplement will set forth the terms of the debt securities and will identify the applicable indenture and trustee.

Merger and Consolidation

ML&Co. may consolidate or merge with or into any other person, and ML&Co. may sell, lease or convey all or substantially all of its assets to any person, provided that:

•	the resulting person, if other than ML&Co., is a person organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.’s obligations to:

•	pay or deliver the principal of, and any premium, Additional Amounts, Maturity Consideration and interest on, the debt securities; and

•	perform and observe all of ML&Co.’s other obligations under the indentures, and

•	ML&Co. or any successor person, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

Modification and Waiver

Each indenture may be modified and amended by ML&Co. and the applicable trustee with the consent of holders of at least 66 2/3% in principal amount or aggregate issue price of each series of debt securities affected. However, without the consent of each holder of any debt security affected, no amendment or modification to any indenture may:

•	change the stated maturity of the principal or Maturity Consideration of, or any installment of interest or Additional Amounts on, any debt security or any premium payable on redemption, or change the redemption price;

•	reduce the principal amount of, or the interest or Additional Amounts payable on, or reduce the amount or change the type of Maturity Consideration deliverable on, any debt security or reduce the amount of principal or Maturity Consideration which could be declared due and payable before the stated maturity;

•	change the place or currency of any delivery or payment of principal or Maturity Consideration of, or any premium, interest or Additional Amounts on any debt security;

•	impair the right to institute suit for the enforcement of any delivery or payment on any debt security;

•	reduce the percentage in principal amount or aggregate issue price of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the applicable indenture; or

•	modify the foregoing requirements or reduce the percentage in principal amount or aggregate issue price of outstanding debt securities necessary to waive any past default to less than a majority.

No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.’s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture and waive compliance by ML&Co. with certain provisions of that indenture, except as described under “—Events of Default”.

Events of Default

Each of the following will be an Event of Default with respect to each series of debt securities issued under each indenture:

•	default in the payment of any interest or Additional Amounts when due, and continuing for 30 days;

•	default in the payment of any principal or premium, when due;

•	default in the delivery or payment of the Maturity Consideration when due;

•	default in the deposit of any sinking fund payment, when due;

•	default in the performance of any other obligation of ML&Co. contained in the applicable indenture for the benefit of that series or in the debt securities of that series, and continuing for 60 days after written notice as provided in the applicable indenture or debt securities;

•	specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

•	any other Event of Default provided with respect to debt securities of that series.

If an Event of Default occurs and is continuing for any series of debt securities, the applicable trustee or the holders of at least 25% in principal amount or aggregate issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, due and payable or deliverable immediately. At any time after the applicable trustee or the holders have made a declaration of acceleration with respect to the debt securities of any series but before the applicable trustee has obtained a judgment or decree for payment of money due, the holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may rescind any declaration of acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive an Event of Default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in respect of an obligation of ML&Co. contained in, or a provision of, any indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture. Subject to the provisions of each indenture relating to the duties of the appropriate trustee, before proceeding to exercise any right or power under an indenture at the direction of the holders, the applicable trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

ML&Co. will be required to furnish to each trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the applicable indenture.

Special Terms Relating to the Senior Debt Securities

Limitations Upon Liens

ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume or incur any indebtedness for borrowed money secured by a pledge of, lien on or security interest in, other than any liens specifically permitted by the Senior Indenture, the Voting Stock of any Significant Subsidiary, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

“Voting Stock” is defined in the Senior Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a person provided that, for the purposes of the Senior Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered Voting Stock whether or not the event has happened.

“Significant Subsidiary” is defined in the Senior Indenture as any majority-owned subsidiary the consolidated net worth of which constituted at least 15 percent of the consolidated net worth of ML&Co. as of the end of the most recently completed fiscal year.

Special Terms Relating to the Subordinated Debt Securities

Upon any distribution of assets of ML&Co. resulting from any dissolution, winding up, liquidation or reorganization, payments on subordinated debt securities are subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all senior indebtedness, but the obligation of ML&Co. to make payments on the subordinated debt securities will not otherwise be affected. ML&Co. may not make any payment on subordinated debt securities at any time when there is a default in the payment or delivery of any amounts due on any senior indebtedness, including payment of any sinking fund. Because the subordinated debt securities are subordinated in right of payment to any senior indebtedness, in the event of a distribution of assets upon insolvency, some creditors of ML&Co. may recover more, ratably, than holders of subordinated debt securities. Holders of subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to the extent of payments made on senior indebtedness upon any distribution of assets in any proceedings in respect of subordinated debt securities.

As of June 27, 2003, a total of approximately $84.6 billion of ML&Co.’s indebtedness was senior indebtedness.

Special Terms Relating to Convertible Debt Securities

The following provisions will apply to debt securities that will be convertible into common stock or preferred stock of ML&Co. unless otherwise provided in the prospectus supplement relating to the specific issue of debt securities.

The holder of any convertible debt securities will have the right, exercisable at any time during the time period specified in the applicable prospectus supplement, unless previously redeemed, to convert convertible debt securities into shares of common stock or preferred stock of ML&Co. as specified in the prospectus supplement, at the conversion rate per principal amount of convertible debt securities set forth in the applicable prospectus supplement. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the applicable prospectus supplement, except that, in the case of redemption at the option of the holder, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of the option.

For each series of convertible debt securities, the conversion price or rate will be subject to adjustment as contemplated in the applicable indenture. Unless otherwise provided in the applicable prospectus supplement, these adjustments may occur as a result of:

•	the issuance of shares of ML&Co. common stock as a dividend;

•	subdivisions and combinations of ML&Co. common stock;

•	the issuance to all holders of ML&Co. common stock of rights or warrants entitling holders to subscribe for or purchase shares of ML&Co. common stock at a price per share less than the current market price per share; and

•	the distribution to all holders of ML&Co. common stock of:

•	shares of ML&Co. capital stock other than common stock;

•	evidences of indebtedness of ML&Co. or assets other than cash dividends paid from retained earnings and dividends payable in common stock referred to above; or

•	subscription rights or warrants other than those referred to above.

In any case, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. ML&Co. will not issue any fractional shares of ML&Co. common stock upon conversion, but, instead, ML&Co. will pay a cash adjustment. If indicated in the applicable prospectus supplement, convertible debt securities convertible into common stock of ML&Co. which are surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, other than convertible debt securities called for redemption on a redemption date during that period, must be accompanied by payment of an amount equal to interest which the registered holder is entitled to receive.

ML&Co. will determine the adjustment provisions for convertible debt securities at the time of issuance of each series of convertible debt securities. These adjustment provisions will be described in the applicable prospectus supplement.

Except as set forth in the applicable prospectus supplement, any convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of the convertible debt securities by one or more investment banking firms or other purchasers who may agree with ML&Co. to purchase convertible debt securities and convert them into common stock or preferred stock of ML&Co., as the case may be.

Depositary

Description of the Global Securities

Upon issuance, the debt securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a “depositary”), as depositary, registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for a debt security in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, the beneficial owners of the debt securities represented by a global security will not be entitled to have the debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

The following is based on information furnished by DTC:

DTC will act as securities depositary for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One or more fully registered global securities will be issued for the debt securities in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the debt securities under DTC’s system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all debt securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

Principal, premium, if any, and/or interest, if any, payments made in cash on the debt securities will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

Exchange for Certificated Securities

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

•	ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities,

the global securities will be exchangeable for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of the principal amount per unit and integral multiples of the principal amount per unit. The definitive debt securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, debt securities certificates are required to be printed and delivered.

ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, debt securities certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

Settlement for the debt securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the debt securities are maintained in book-entry form.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEBT WARRANTS

ML&Co. may issue warrants for the purchase of debt securities (“Debt Warrants”). The Debt Warrants are to be issued under debt warrant agreements to be entered into between ML&Co. and a bank or trust company, as debt warrant agent, as set forth in the prospectus supplement relating to the specific issue of Debt Warrants being offered. We have filed a copy of the form of debt warrant agreement, including the form of warrant certificates representing the Debt Warrants, reflecting the alternative provisions to be included in the debt warrant agreements that will be entered into with respect to particular offerings of Debt Warrants, as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the debt warrant agreement and the debt warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, respectively, including the definitions of terms.

Terms of the Debt Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Debt Warrants being offered, the debt warrant agreement relating to the Debt Warrants and the debt warrant certificates representing the Debt Warrants, including the following:

•	the designation and aggregate principal amount of the debt securities that the holder of a Debt Warrant may purchase upon exercise of the Debt Warrant and the price at which the purchase may be made;

•	the designation and terms of any debt securities issued with or purchasable upon exercise of the Debt Warrants, including whether the debt securities will be senior debt securities or subordinated debt securities and under which indenture the debt securities will be issued;

•	the procedures and conditions relating to the exercise of the Debt Warrants;

•	the number of Debt Warrants issued with each debt security;

•	any date on and after which the Debt Warrants and any related debt securities are separately transferable;

•	the date on which the right to exercise the Debt Warrants begins and expires;

•	whether the Debt Warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	any circumstances which will cause the Debt Warrants to be deemed to be automatically exercised;

•	the identity of the debt warrant agent; and

•	any other terms of the Debt Warrants which are not inconsistent with the provisions of the debt warrant agreement.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations. Holders may exercise Debt Warrants at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise of the Debt Warrants and will not be entitled to payment or delivery of any amounts which may be due on the debt securities purchasable upon exercise of the Debt Warrants.

Prospective purchasers of Debt Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Debt Warrants and to the debt securities purchasable upon exercise of the Debt Warrants. The prospectus supplement relating to any issue of Debt Warrants will describe these considerations.

Ranking

The Debt Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the debt warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Debt Warrants will be issued in the form of global debt warrant certificates, registered in the name of a depositary or its nominee. Except as may otherwise be provided in the applicable prospectus supplement, beneficial owners will not be entitled to receive definitive certificates representing Debt Warrants unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Debt Warrants represented by definitive certificates. A beneficial owner’s interest in a Debt Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Debt Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Debt Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Debt Warrants

Each Debt Warrant will entitle the holder to purchase for cash a principal amount of debt securities at the exercise price set forth in, or determined in the manner set forth in, the applicable prospectus supplement. Holders may exercise Debt Warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Debt Warrants will become void.

Holders may exercise Debt Warrants in the manner described in the applicable prospectus supplement. Upon receipt of payment and properly completed and duly executed debt warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, forward the debt securities purchased. If less than all of the Debt Warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of Debt Warrants.

Listing

ML&Co. may list an issue of Debt Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

DESCRIPTION OF CURRENCY WARRANTS

ML&Co. may issue “Currency Warrants” either in the form of:

•	“Currency Put Warrants” entitling the holders to receive from ML&Co. the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or

•	“Currency Call Warrants” entitling the holders to receive from ML&Co. the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or units of two or more currencies for a specified amount of U.S. dollars.

ML&Co. may issue the Currency Warrants under a currency put warrant agreement or a currency call warrant agreement, as applicable, to be entered into between ML&Co. and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement relating to Currency Warrants being offered. Copies of the forms of currency put warrant agreement and currency call warrant agreement, including the forms of certificates representing the Currency Put Warrants and Currency Call Warrants, reflecting the provisions to be included in the currency warrant agreements that will be entered into with respect to particular offerings of Currency Warrants, are filed as exhibits to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the currency warrant agreements and the currency warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the currency warrant agreements and the currency warrant certificates, respectively, including the definitions of terms.

Terms of the Currency Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Currency Warrants being offered, the currency warrant agreement relating to the Currency Warrants and the currency warrant certificates representing the Currency Warrants, including the following:

•	whether the Currency Warrants are Currency Put Warrants, Currency Call Warrants, or both;

•	the formula for determining the cash settlement value of each Currency Warrant;

•	the procedures and conditions relating to the exercise of the Currency Warrants;

•	any circumstances other than those described below under “—Exercise of Currency Warrants” and “—Listing” that will cause the Currency Warrants to be deemed to be automatically exercised;

•	any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise;

•	the date on which the right to exercise the Currency Warrants begins and expires;

•	the identity of the currency warrant agent; and

•	any other terms of the Currency Warrants that are not inconsistent with the provisions of the applicable currency warrant agreement.

Prospective purchasers of Currency Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Currency Warrants. The prospectus supplement relating to any issue of Currency Warrants will describe these considerations, if they apply.

Ranking

The Currency Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the currency warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Currency Warrants will be issued in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Currency Warrants unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Currency Warrants represented by definitive certificates. A beneficial owner’s interest in a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner’s account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Currency Warrants

Each Currency Warrant will entitle the holder to the cash settlement value of that Currency Warrant on the applicable exercise date as described in the applicable prospectus supplement. If a Currency Warrant has more than one exercise date and is not exercised before the time specified in the applicable prospectus supplement, on the fifth business day preceding the expiration date, the Currency Warrants will be deemed automatically exercised.

Listing

ML&Co. will apply to list each issue of Currency Warrants on a national securities exchange. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, any exchange, the expiration date for the exercise of the Currency Warrants will be the date the delisting or trading suspension becomes effective and Currency Warrants not previously exercised will be deemed automatically exercised on the business day immediately preceding the expiration date. Under the applicable currency warrant agreement, ML&Co. will agree not to seek delisting of the Currency Warrants, or suspension of their trading, on any exchange.

DESCRIPTION OF INDEX WARRANTS

ML&Co. may issue from time to time “Index Warrants” consisting of index put warrants or index call warrants. Subject to applicable law, ML&Co. will pay or deliver consideration on each Index Warrant in an amount determined by reference to the level or value of an index such as:

•	an equity or debt security, or a portfolio or basket of indices or securities, which may include the price or yield of securities;

•	any statistical measure of economic or financial performance, which may include any currency or consumer price, or mortgage index; or

•	the price or value of any commodity or any other item or index or any combination.

The payment or delivery of any consideration on any index put warrant will be determined by the decrease in the level or value of the applicable index and the payment or delivery of any consideration on any index call warrant will be determined by the increase in the level or value of the applicable Index.

Method of Issuance

Index Warrants issued without a Minimum Expiration Value will be issued under one or more index warrant agreements to be entered into between ML&Co. and a bank or trust company, as index warrant agent, as set forth in the prospectus supplement relating to the specific issue of Index Warrants. The index warrant agent will act solely as the agent of ML&Co. under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any index warrantholders. A single bank or trust company may act as index warrant agent for more than one issue of Index Warrants.

Index Warrants issued with a Minimum Expiration Value will be issued under one or more index warrant trust indentures to be entered into between ML&Co. and a corporation or other person permitted by the Trust Indenture Act of 1939, as amended from time to time, to act as index warrant trustee, as set forth in the prospectus supplement relating to the Index Warrants. Any index warrant trust indenture will be qualified under the Trust Indenture Act. To the extent allowed by the Trust Indenture Act, a single qualified corporation may act as index warrant trustee for more than one issue of Index Warrants.

ML&Co. has filed forms of the index warrant agreement and the index warrant trust indenture and the related global index warrant certificates as exhibits to the registration statement of which this prospectus is a part. The summaries set forth in this section of the material provisions of the index warrant agreement, the index warrant trust indenture and the global index warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the index warrant agreement, the index warrant trust indenture and the global index warrant certificates, respectively.

Unless otherwise specified in the accompanying prospectus supplement, payments, if any, upon exercise of the Index Warrants will be made in U.S. dollars. The Index Warrants will be offered on terms to be determined at the time of sale. ML&Co. will have the right to reopen a previous issue of Index Warrants and to issue additional Index Warrants of that issue without the consent of any index warrantholder.

Terms of the Index Warrants

The applicable prospectus supplement will describe the specific issue of Index Warrants being offered, the indenture or agreement under which the Index Warrants will be issued, as the case may be, and the index warrant certificates representing the Index Warrants, including the following:

•	whether the Index Warrants to be issued will be index put warrants, index call warrants or both;

•	the aggregate number and initial public offering price or purchase price;

•	the applicable index;

•	whether the Index Warrants will be deemed automatically exercised as of a specified date or whether the Index Warrants may be exercised during a period and the date on which the right to exercise the Index Warrants commences and expires;

•	the manner in which the Index Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of the Index Warrants;

•	any minimum number of the Index Warrants exercisable at any one time;

•	any maximum number of the Index Warrants that may, subject to ML&Co.’s election, be exercised by all index warrantholders, or by any person or entity, on any day;

•	any provisions permitting an index warrantholder to condition an exercise notice on the absence of certain specified changes in the level of the applicable index after the exercise date, any provisions permitting ML&Co. to suspend exercise of the Index Warrants based on market conditions or other circumstances and any other special provision relating to the exercise of the Index Warrants;

•	any provisions for the automatic exercise of the Index Warrants other than at the expiration date;

•	any provisions permitting ML&Co. to cancel the Index Warrants upon the occurrence of certain events;

•	any additional circumstances that would constitute an Event of Default under the Index Warrants;

•	the method of determining:

•	the payment or delivery, if any, to be made in connection with the exercise or deemed exercise of the Index Warrants (the “Settlement Value”);

•	the minimum payment or delivery, if any, to be made upon expiration of the Index Warrants (the “Minimum Expiration Value”);

•	the payment or delivery to be made upon the exercise of any right which ML&Co. may have to cancel the Index Warrants; and

•	the value of the index;

•	in the case of Index Warrants relating to an index for which the trading prices of underlying securities, commodities or rates are expressed in a foreign currency, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars, or any other currency or composite currency in which the Index Warrants are payable;

•	any method of providing for a substitute index or otherwise determining the payment or delivery to be made in connection with the exercise of the Index Warrants if the index changes or ceases to be made available by its publisher;

•	any time or times at which ML&Co. will make payment or delivery on the Index Warrants following exercise or automatic exercise;

•	any provisions for issuing the Index Warrants in other than book-entry form;

•	if the Index Warrants are not issued in book-entry form, any place or places at which ML&Co. will make payment or delivery on cancellation and any Minimum Expiration Value of the Index Warrants;

•	any circumstances that will cause the Index Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Index Warrants;

•	the identity of the index warrant agent; and

•	any other terms of the Index Warrants which are not inconsistent with the provisions of the index warrant agreement.

Prospective purchasers of Index Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the Index Warrants. The prospectus supplement relating to any issue of Index Warrants will describe these considerations, if they apply.

Ranking

The Index Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the index warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Payment and Delivery

If specified, and under the circumstances described in the prospectus supplement:

•	ML&Co. will pay or deliver to each index warrantholder an amount equal to the greater of the applicable Settlement Value and a Minimum Expiration Value of the Index Warrants;

•	upon cancellation of the Index Warrants by ML&Co. which may occur upon specified events, ML&Co. will pay or deliver to each index warrantholder an amount specified in the prospectus supplement; and

•	following the occurrence of an extraordinary event, the Settlement Value of an Index Warrant may, at the option of ML&Co., be determined on a different basis, including in connection with automatic exercise at expiration.

Unless otherwise specified in the related prospectus supplement, the Index Warrants will be deemed to be automatically exercised upon expiration or any earlier date that may be specified. Upon any automatic exercise, ML&Co. will deliver or pay to each index warrantholder an amount equal to the Settlement Value of the Index Warrants, except that holders of Index Warrants having a Minimum Expiration Value will be entitled to receive a payment or delivery equal to the greater of the Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Index Warrants, as well as any additional circumstances resulting in the automatic exercise of the Index Warrants, will be specified in the applicable prospectus supplement.

Cancellation or Postponement

If so specified in the applicable prospectus supplement, ML&Co. may cancel the Index Warrants. In addition, ML&Co. may delay or postpone the exercise or valuation of, or payment or delivery for, the Index Warrants upon the occurrence of an extraordinary event. Any extraordinary events relating to an issue of Index Warrants will be described in the applicable prospectus supplement. Upon cancellation, the related index warrantholders will be entitled to receive only the applicable payment or delivery on cancellation specified in the applicable prospectus supplement. The amount payable or deliverable upon cancellation may be either a predetermined amount or an amount that varies during the term of the Index Warrants in accordance with a schedule or formula.

Waiver of Default

If ML&Co. defaults with respect to any of its obligations under any Index Warrants issued with a Minimum Expiration Value under an index warrant trust indenture, the index warrantholders of a majority in interest of all outstanding Index Warrants may waive a default, except a default:

•	in the payment or delivery of the Settlement Value, Minimum Expiration Value or payment or delivery of any amount upon cancellation of the Index Warrants; or

•	in respect of a covenant or provision of the applicable index warrant trust indenture which cannot be modified or amended without the consent of each index warrantholder of each outstanding Index Warrant affected.

Modification

ML&Co. and the index warrant agent or index warrant trustee, as the case may be, may amend any index warrant agreement or index warrant indenture and the terms of the related Index Warrants by a supplemental agreement or supplemental indenture (each, a “Supplemental Agreement”), without the consent of the holders of any Index Warrants, for the purpose of:

•	curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or of making any other provisions with respect to matters or questions arising under the index warrant agreement or index warrant trust indenture, as the case may be, which are not inconsistent with the provisions of the respective agreement or indenture or of the Index Warrants;

•	evidencing the succession to ML&Co. and the assumption by the successor of ML&Co.’s covenants contained in the index warrant agreement or the index warrant trust indenture, as the case may be, and the Index Warrants;

•	appointing a successor depositary;

•	evidencing and providing for the acceptance of appointment by a successor index warrant agent or index warrant trustee with respect to the Index Warrants, as the case may be;

•	adding to the covenants of ML&Co., for the benefit of the index warrantholders or surrendering any right or power conferred upon ML&Co. under the index warrant agreement or index warrant trust indenture, as the case may be;

•	issuing Index Warrants in definitive form; or

•	amending the index warrant agreement or index warrant trust indenture, as the case may be, in any manner which ML&Co. may deem to be necessary or desirable and which will not materially and adversely affect the interests of the index warrantholders.

ML&Co. and the index warrant agent may also amend any index warrant agreement or index warrant trust indenture, as the case may be, and the terms of the related Index Warrants, by a Supplemental Agreement, with the consent of the index warrantholders holding not less than 66 2/3% in number of the then outstanding unexercised Index Warrants affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the index warrant agreement or index warrant trust indenture, as the case may be, or of modifying in any manner the rights of the index warrantholders. However, without the consent of each index warrantholder affected, no amendment may be made that:

•	changes the determination, or any aspects of the determination, of the Settlement Value or any payment or delivery to be made on cancellation, or any Minimum Expiration Value of the Index Warrants so as to reduce the payment or delivery to be made upon exercise or deemed exercise,

•	shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the index warrantholders, or

•	reduces the number of outstanding Index Warrants, the consent of whose holders is required for amendment of the index warrant agreement, the index warrant trust indenture or the terms of the related Index Warrants.

Events of Default

Specified events in bankruptcy, insolvency or reorganization of ML&Co. will constitute Events of Default with respect to Index Warrants having a Minimum Expiration Value which are issued under an index warrant trust indenture. Upon the occurrence of an Event of Default, the holders of 25% of unexercised Index Warrants may elect to receive a settlement payment or delivery for any unexercised Index Warrants. Any settlement payment or delivery will immediately become due to the index warrantholders upon any election. Assuming

ML&Co. is able to satisfy its obligations when due under the Index Warrants, the settlement payment or delivery will be an amount equal to the market value of the Index Warrants as of the date ML&Co. is notified of the intended liquidation. The market value of the Index Warrants will be determined by a nationally recognized securities broker-dealer unaffiliated with ML&Co. and mutually selected by ML&Co. and the index warrant trustee.

Merger, Consolidation, Sale, Lease or Other Dispositions

ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

•	the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.’s obligations to:

•	pay or deliver the Settlement Value, any Minimum Expiration Value or any consideration payable or deliverable upon cancellation, if applicable with respect to all the unexercised Index Warrants; and

•	perform and observe all of the obligations and conditions of the index warrant agreement or index warrant trust indenture, as the case may be, to be performed or observed by ML&Co.; and

•	ML&Co. or the successor corporation, as the case may be, is not, immediately after any merger or consolidation, in default under the index warrant agreement or index warrant trust indenture, as the case may be.

Enforceability of Rights by Index Warrantholders

Any index warrantholder may, without the consent of the related index warrant agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise, and receive payment or delivery for, its Index Warrants.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Index Warrants will be issued in book-entry form and represented by global Index Warrants, registered in the name of a depositary or its nominee. In that case, index warrantholders will not be entitled to receive definitive certificates representing Index Warrants, unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Index Warrants represented by definitive certificates. A beneficial owner’s interest in an Index Warrant represented by a global Index Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Index Warrants held by an individual brokerage firm or other entity for its clients will be maintained on the records of the depositary in the name of the brokerage firm or other entity or its agent. Transfer of ownership of any Index Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Listing

ML&Co. may list an issue of Index Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock which ML&Co. may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, ML&Co.’s restated certificate of incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

Under ML&Co.’s restated certificate of incorporation, ML&Co. is authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share. The Board of Directors of ML&Co. has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of June 27, 2003, ML&Co. had 24,957,500 shares of preferred stock available for issuance.

ML&Co. has authorized the issuance of shares of Series A junior preferred stock, par value $1.00 per share, of ML&Co. upon exercise of preferred share purchase rights associated with each share of common stock outstanding. See “Description of Common Stock—Rights to Purchase Series A Junior Preferred Stock”.

In addition, as described under “Description of Depositary Shares”, ML&Co., at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which ML&Co. may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by ML&Co. as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of ML&Co. As of June 27, 2003, there were 42,500 shares of ML&Co.’s 9% Cumulative Preferred Stock, Series A (the “9% Preferred Stock”) represented by 17,000,000 depositary shares and one Special Voting Share outstanding. See “—Outstanding Preferred Stock”. Each series of preferred stock will rank senior to the common stock, and any other stock of ML&Co. that is expressly made junior to that series of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, Citibank, N.A., will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Because ML&Co. is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ML&Co. upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent ML&Co. may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of ML&Co., or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable quarterly in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors, fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, ML&Co. will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on the stock books of ML&Co. on each record date, not more than 30 nor less than 15 days preceding the applicable payment date, as shall be fixed by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for,

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends, or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid,

•	in the case of a series of cumulative preferred stock, for all past dividend periods, or

•	in the case of noncumulative preferred stock, for the immediately preceding dividend period,

then:

•	ML&Co. may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of ML&Co. or other capital stock of ML&Co. ranking junior to that series of preferred stock as to dividends and upon liquidation, and

•	other than in connection with the distribution or trading of any of its capital stock, ML&Co. may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of ML&Co. ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

As of June 27, 2003, subsidiaries of ML&Co. had outstanding approximately $2.7 billion of perpetual Trust Originated Preferred SecuritiesSM (“TOPrS”). In connection with the issuance of the TOPrS, ML&Co. has agreed, among other things, that if full distributions on the TOPrS have not been paid or set apart for payment or if ML&Co. is in default of their related guarantee obligations, ML&Co., with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of the preferred stock will have preference and priority over the common stock of ML&Co. and any other class of stock of ML&Co. ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of ML&Co. or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will be entitled to no other payments. If, in the case of any liquidation, dissolution or winding up of ML&Co., the assets of ML&Co. or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up equally with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred

SM	Service mark of Merrill Lynch & Co., Inc.

stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of noncumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of ML&Co. with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of ML&Co.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, ML&Co. may, at its option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock in whole or in part at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors to be equitable. From and after the redemption date, unless ML&Co. is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

Whenever dividends payable on the preferred stock are in arrears for a number of dividend periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of noncumulative preferred stock, until all dividends on shares of noncumulative preferred stock are paid in full for at least one calendar year. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. These voting rights are subject to re-vesting in the event of each and every subsequent default in the payment of dividends. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder of shares of the preferred stock will have one vote for each share of stock held and each other series will have the number of votes, if any, for each share of stock held as may be granted to them. In the event that the holders of shares of the preferred stock are entitled to vote as described in this paragraph, the Board of Directors of ML&Co. will be increased by two directors, and the holders of the preferred stock will have the exclusive right as members of that class, as outlined above, to elect two directors at the next annual meeting of stockholders.

Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

So long as any shares of preferred stock remain outstanding, ML&Co. shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of ML&Co.; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of ML&Co.’s restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of ML&Co. will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Outstanding Preferred Stock

As of June 27, 2003, there were 42,500 shares of 9% Preferred Stock represented by 17,000,000 depositary shares and one Special Voting Share outstanding.

9% Preferred Stock

The 9% Preferred Stock has preference over ML&Co.’s common stock and the Series A junior preferred stock issuable under the Rights Plan described under “Description of Common Stock” with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of ML&Co. Holders of the 9% Preferred Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by ML&Co. Dividends on the 9% Preferred Stock are cumulative and payable quarterly at the rate per annum of 9% of the $10,000 liquidation preference per share. Holders of the 9% Preferred Stock have no voting rights except as set forth above under “—Voting Rights” above. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of outstanding shares of 9% Preferred Stock are entitled to receive out of assets of ML&Co. available for distribution to stockholders a distribution of $10,000 per share, plus accumulated and unpaid dividends, if any. The 9% Preferred Stock is not redeemable before December 30, 2004. On and after that date, the 9% Preferred Stock is redeemable at the option of ML&Co., in whole at any time or from time to time in part, upon not less than 30 nor more than 60 days notice, at a redemption price of $10,000 per share, plus accumulated and unpaid dividends, if any.

Special Voting Share

In connection with the acquisition of Midland Walwyn Inc. by ML&Co. in August 1998, ML&Co. issued a single share of preferred stock with special voting rights (the “Special Voting Share”), under the terms of a Voting and Exchange Trust Agreement entered into by Merrill Lynch & Co., Canada Ltd. (“ML Canada”), ML&Co. and Montreal Trust Company of Canada, as trustee (the “Voting Trust Agreement”). The Special Voting Share possesses a number of votes equal to the number of exchangeable shares of ML Canada (the “Exchangeable Shares”) issued and outstanding from time to time that are not owned by ML&Co. or its affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of ML&Co.’s stockholders. The holders of ML&Co.’s common stock and the holder of the Special Voting Share vote together as a class on all matters. See “Description of Common Stock—Voting Rights”. The Special Voting Share was issued to the trustee under the Voting Trust Agreement. The holder of the Special Voting Share is not entitled to receive dividends, and, in the event of any liquidation, dissolution or winding up of ML&Co., will receive an amount equal to the par value of the Special Voting Share. When the Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by ML&Co. or any of its affiliates, the Special Voting Share will cease to have any rights.

DESCRIPTION OF DEPOSITARY SHARES

ML&Co. may issue depositary receipts evidencing depositary shares, each of which will represent a fraction of a share of preferred stock. ML&Co. will deposit shares of preferred stock of each class or series represented by depositary shares under deposit agreements to be entered into among ML&Co., a bank or trust company, as depositary, and the holders from time to time of the depositary receipts. A copy of the form of deposit agreement, including the form of certificates representing the depositary receipts, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the deposit agreements and the depositary receipt certificates are not complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the deposit agreement and the depositary receipt certificates, respectively, including the definitions of terms.

Terms of the Depositary Shares

Depositary receipts issued under the applicable deposit agreement will evidence the depositary shares. Immediately following the issuance and delivery of the preferred stock by ML&Co. to the depositary, ML&Co. will cause the depositary to issue, on behalf of ML&Co., the depositary receipts. Subject to the terms of the applicable deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary shares, to all the rights and preferences of the preferred stock being represented, including dividend, voting, conversion, redemption and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

The depositary shares will have the dividend, liquidation, redemption, voting and conversion or exchange rights set forth below unless otherwise specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the terms of the specific issue of the depositary shares being offered, the deposit agreement relating to the depositary shares and the depositary receipts evidencing the depositary shares, including the following:

•	the designation, stated value and liquidation preference of the depositary shares and the number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends will be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any material risk factors relating to the depositary shares;

•	the identity of the depositary; and

•	any other terms of the depositary shares which are not inconsistent with the provisions of the deposit agreement.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the depositary shares will be evidenced by global depositary receipts, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive depositary receipts evidencing their depositary shares unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the depositary shares represented by separate depositary receipts. A beneficial owner’s interest in depositary shares will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of depositary shares held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of depositary shares will be effected only through the selling beneficial owner’s brokerage firm.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

In the event of a distribution in respect of the preferred stock other than in cash, the depositary will distribute property it receives to the record holders of the depositary shares, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary, after consultation with ML&Co., determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of ML&Co., sell any property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holder of the depositary shares will be entitled to delivery, at the corporate trust office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever ML&Co. redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided ML&Co. has paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with those instructions, and ML&Co. will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Exchange of Preferred Stock

Whenever ML&Co. exchanges all of the shares of a series of preferred stock held by the depositary for debt securities, common stock or other shares of preferred stock, the depositary will exchange as of the same exchange date the number of depositary shares representing all of the shares of the preferred stock so exchanged for debt securities, common stock or other shares of preferred stock, provided ML&Co. has issued and deposited with the depositary, debt securities, common stock or other shares of preferred stock, as applicable, for all of the shares of the preferred stock to be exchanged. The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by those depositary shares, including all amounts paid by ML&Co. in respect of dividends which on the exchange date have accumulated on the shares of preferred stock to be so exchanged and have not already been paid.

Conversion of Preferred Stock

The depositary shares are not convertible or exchangeable into common stock or any other securities or property of ML&Co. Nevertheless, if so specified in the applicable prospectus supplement, each depositary receipt may be surrendered by its holder to the depositary with written instructions to the depositary to instruct ML&Co. to cause conversion or exchange of the preferred stock represented by the depositary shares evidenced by that depositary receipt into whole shares of common stock, other shares of preferred stock or debt securities of ML&Co. ML&Co. has agreed that upon the receipt of any instructions to convert or exchange any depositary shares and the payment of any fees or other amounts applicable to any conversion or exchange, it will convert or exchange the depositary shares using the same procedures as those provided for delivery of preferred stock to effect conversions or exchange. If the depositary shares represented by a depositary receipt are converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between ML&Co. and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. No amendment to the form of depositary receipt or any provision of the deposit agreement relating to or affecting rights to receive dividends or distributions or voting, redemption or conversion rights will be effective unless approved by the holders of at least two-thirds of the depositary shares then outstanding.

ML&Co. may terminate the deposit agreement at any time upon 60 days prior written notice to the depositary, in which case the depositary will deliver to the record holders, upon surrender of the depositary receipts, the number of whole or fractional shares of preferred stock as is represented by those depositary receipts. The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed,

•	all shares of preferred stock deposited with the depositary in accordance with the terms of the deposit agreement and all money and other property relating to those shares of preferred stock have been withdrawn in accordance with the terms of the deposit agreement, or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of ML&Co. and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

ML&Co. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. ML&Co. will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes and charges with respect to the depositary receipt or preferred stock are paid by their holders.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to ML&Co. notice of its election to do so, and ML&Co. may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon ML&Co.’s appointment of a successor depositary, which must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all reports and communications received from ML&Co. and the depositary and which ML&Co. is required to furnish to holders of the related underlying preferred stock. The depositary will also, promptly after its receipt, transmit to the holders of depositary receipts, copies of all notices and reports required by law, the rules of any national securities exchange or ML&Co.’s restated certificate of incorporation to be furnished to the record holders of depositary receipts.

Limitation of Liability

Neither the depositary nor ML&Co. will assume any obligation or be subject to any liability under the deposit agreement to holders of depositary receipts other than for negligence, willful misconduct or bad faith.

The depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any shares of preferred stock unless it is furnished with satisfactory indemnification. ML&Co. and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. Neither the depositary nor ML&Co. will be liable if it is prevented from or delayed, by law, by provision of ML&Co.’s restated certificate of incorporation or any circumstances beyond its control, in performing its obligations under the deposit agreement.

DESCRIPTION OF PREFERRED STOCK WARRANTS

ML&Co. may issue warrants for the purchase of preferred stock (“Preferred Stock Warrants”). Each series of Preferred Stock Warrants is to be issued under a preferred stock warrant agreement to be entered into between ML&Co. and a bank or trust company, as preferred stock warrant agent, as described in the applicable prospectus supplement relating to the Preferred Stock Warrants being offered. A copy of the form of preferred stock warrant agreement, including the form of warrant certificates representing the Preferred Stock Warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the preferred stock warrant agreement and preferred stock warrant certificates are not complete and are subject to and are qualified in their entirety by reference to, all the provisions of the preferred stock warrant agreement and the preferred stock warrant certificates, respectively, including the definitions of terms.

Terms of the Preferred Stock Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Preferred Stock Warrants being offered, the preferred stock warrant agreement relating to the Preferred Stock Warrants and the preferred stock warrant certificates representing the Preferred Stock Warrants, including the following:

•	the offering price or prices;

•	designation, aggregate number and terms of the series of preferred stock that may be purchased upon exercise of the Preferred Stock Warrants and the minimum number of Preferred Stock Warrants that are exercisable;

•	any designation and terms of the securities with which the Preferred Stock Warrants are being offered and the number of Preferred Stock Warrants being offered with each Security;

•	any date on and after which the Preferred Stock Warrants and the related securities will be transferable separately;

•	the number and stated values of the series of preferred stock that may be purchased upon exercise of each Preferred Stock Warrant and the price at which the shares of preferred stock of that series may be purchased upon exercise, and events or conditions under which the number of shares that may be purchased may be adjusted;

•	the date on which the right to exercise the Preferred Stock Warrants will begin and the date on which the right to exercise will expire;

•	any circumstances that will cause the Preferred Stock Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Preferred Stock Warrants;

•	the identity of the preferred stock warrant agent; and

•	any other terms of the Preferred Stock Warrants which are not inconsistent with the provisions of the preferred stock warrant agreement.

Holders may exchange preferred stock warrant certificates for new preferred stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Preferred Stock Warrants, at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Preferred Stock Warrant, a holder will not have the rights of a holder of shares of the preferred stock that may be purchased upon exercise of the Preferred Stock Warrant, including the right to receive payment of dividends, if any, on the underlying preferred stock or the right to vote the underlying preferred stock.

Prospective purchasers of Preferred Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The prospectus supplement relating to any issue of Preferred Stock Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Preferred Stock Warrants will be issued in the form of global preferred stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Preferred Stock Warrants unless the depositary is unwilling or unable to continue as depositary, specified events of bankruptcy or insolvency occur with respect to ML&Co. or ML&Co. decides to have the Preferred Stock Warrants represented by definitive certificates. A beneficial owner’s interest in a Preferred Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Preferred Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Preferred Stock Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Preferred Stock Warrants

Each Preferred Stock Warrant will entitle its holder to purchase a number of shares of preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Preferred Stock Warrants expires, or any later date if extended by ML&Co., unexercised Preferred Stock Warrants will become void.

Holders may exercise the Preferred Stock Warrants in the manner set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed preferred stock warrant certificate at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, issue and deliver the shares of preferred stock purchased upon exercise. If less than all of the Preferred Stock Warrants represented by any preferred stock warrant certificate are exercised, ML&Co. will issue a new preferred stock warrant certificate for the remaining number of Preferred Stock Warrants.

Listing

ML&Co. may list an issue of Preferred Stock Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

Modifications

ML&Co. and the preferred stock warrant agent may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, without the consent of the holders of the Preferred Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the preferred stock warrantholders.

ML&Co. and the preferred stock warrant agent also may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Preferred Stock Warrants affected by the amendment. However, without the consent of each of the preferred stock warrantholders affected, no amendment will be effective that:

•	shortens the period of time during which the Preferred Stock Warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the preferred stock warrantholders; or

•	reduces the number of outstanding Preferred Stock Warrants the consent of whose holders is required to approve an amendment of the preferred stock warrant agreement or the terms of the related Preferred Stock Warrants.

Enforceability of Rights by Preferred Stock Warrantholders

Any preferred stock warrantholder may, without the consent of the related preferred stock warrant agent, enforce by appropriate legal action, in and of its own behalf, its right to exercise its Preferred Stock Warrants.

DESCRIPTION OF COMMON STOCK

The following description sets forth the general terms of common stock which ML&Co. may issue. The description set forth below and in any prospectus supplement is not complete, is subject to, and is qualified in its entirety by reference to, ML&Co’s restated certificate of incorporation which is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Common Stock

Under ML&Co.’s restated certificate of incorporation, ML&Co. is authorized to issue up to 3,000,000,000 shares of common stock, par value $1.33 1/3 per share. As of September 26, 2003, there were 938,553,587 shares of common stock and 2,957,546 Exchangeable Shares outstanding. The Exchangeable Shares are exchangeable at any time into common stock on a one-for-one basis and entitle holders to dividend, voting and other rights equivalent to common stock. The common stock is traded on the New York Stock Exchange under the symbol “MER” and also on the Chicago Stock Exchange, the Pacific Exchange, the Paris Bourse, the London Stock Exchange and the Tokyo Stock Exchange.

The common stock has the dividend, voting, liquidation and preemptive rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common stock. The applicable prospectus supplement will describe the terms of the common stock including, where applicable, the following:

•	the number of shares to be offered;

•	the offering price or prices;

•	to the extent permitted by applicable law, whether the common stock will be issued in certificated or book-entry form;

•	information with respect to any book-entry procedures; and

•	any additional terms of the common stock which are not inconsistent with the provisions of ML&Co.’s restated certificate of incorporation.

The common stock will be, when issued against payment therefor, fully paid and nonassessable. Holders of the common stock will have no preemptive rights to subscribe for any additional securities which may be issued by ML&Co. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that has been issued and may be issued in the future. As of June 27, 2003,

17,000,000 depositary shares, each representing a one-four-hundredth interest in a share of 9% Preferred Stock, and one Special Voting Share were outstanding. See “Description of Preferred Stock—Outstanding Preferred Stock” for a description of that preferred stock. The Board of Directors of ML&Co. may issue additional shares of preferred stock to obtain additional financing, in connection with acquisitions, to officers, directors and employees of ML&Co. and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.

ML&Co. is the principal transfer agent for the common stock.

Because ML&Co. is a holding company, its rights, and the rights of holders of its securities, including the holders of common stock, to participate in the distribution of assets of any subsidiary of ML&Co. upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent ML&Co. may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends

ML&Co. may pay dividends on the common stock out of funds legally available for the payment of dividends as, if and when declared by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors.

As of June 27, 2003, subsidiaries of ML&Co. had outstanding approximately $2.7 billion of perpetual TOPrS. In connection with the issuance of the TOPrS, ML&Co. has agreed, among other things, that if full distributions on the TOPrS have not been paid or set apart for payment or ML&Co. is in default of its related guarantee obligations, ML&Co., with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the common stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of ML&Co., the holders of its common stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of ML&Co.

Voting Rights

Except as described under “Description of Preferred Stock—Outstanding Preferred Stock”, the holders of the common stock currently possess exclusive voting rights in ML&Co. The Board of Directors of ML&Co. may, however, give voting power to any preferred stock which may be issued in the future. Each holder of common stock is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of stockholders generally require approval by a majority vote of outstanding shares.

The Board of Directors of ML&Co. is currently comprised of 11 directors, divided into three classes, the precise number of members to be fixed from time to time by the Board of Directors. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

Rights to Purchase Series A Junior Preferred Stock

Under the Amended and Restated Rights Agreement, adopted on December 2, 1997 (the “Rights Agreement”), preferred purchase rights were distributed to holders of common stock. The preferred purchase rights are attached to each outstanding share of common stock and will attach to all subsequently issued shares, including common stock that may be offered by ML&Co. pursuant to an applicable prospectus supplement. The preferred purchase rights entitle the holder to purchase fractions of a share (“Units”) of Series A junior preferred stock at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

The preferred purchase rights will separate from the common stock ten days following the earlier of:

•	an announcement of an acquisition by a person or group of 15% or more of the outstanding common stock of ML&Co.; or

•	the commencement of a tender or exchange offer for 15% or more of the shares of common stock of ML&Co. outstanding.

If, after the preferred purchase rights have separated from the common stock,

•	ML&Co. is the surviving corporation in a merger with an acquiring party,

•	a person becomes the beneficial owner of 15% or more of the common stock,

•	an acquiring party engages in one or more defined “self-dealing” transactions, or

•	an event occurs which results in such acquiring party’s ownership interest being increased by more than 1%,

then, in each case, each holder of a preferred purchase right will have the right to purchase Units of Series A junior preferred stock having a value equal to two times the exercise price of the preferred purchase right. In addition, preferred purchase rights held by or transferred in certain circumstances by an acquiring party may immediately become void.

In the event that, at any time,

•	ML&Co. is acquired in a merger or other business combination transaction and ML&Co. is not the surviving corporation,

•	any person consolidates or merges with ML&Co. and all or part of ML&Co.’s common stock is converted or exchanged for securities, cash or property of any other person or

•	50% or more of ML&Co.’s assets or earning power is sold or transferred,

each holder of a right will have the right to purchase common stock of the acquiring party having a value equal to two times the exercise price of the preferred purchase right.

The preferred purchase rights expire on December 2, 2007. The preferred purchase rights are redeemable at the option of a majority of the independent directors of ML&Co. at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the common stock.

The foregoing provisions of the Rights Agreement may have the effect of delaying, deferring or preventing a change in control of ML&Co.

The certificate of designations of the Series A junior preferred stock provides that the holders of Units of the Series A junior preferred stock will be entitled to receive quarterly dividends in an amount to be determined in accordance with the formula set forth in the certificate of designations. These dividend rights are cumulative. The

Series A junior preferred stock rank junior in right of payment of dividends to the 9% Preferred Stock and to all other preferred stock issued by ML&Co., unless the terms of any other preferred stock provide otherwise. The holders of Units of the Series A junior preferred stock will have one vote per Unit on all matters submitted to the stockholders of ML&Co., subject to adjustment. If at any time dividends on any Units of the Series A junior preferred stock are in arrears for a number of periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, then during that period of default, the holders of all Units, voting separately as a class, will have the right to elect two directors to the Board of Directors of ML&Co. Additionally, whenever quarterly dividends or other dividends or distributions payable on the Series A junior preferred stock are in arrears, ML&Co. shall not, among other things, declare or pay dividends on or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares or capital stock of ML&Co. which ranks junior in right of payment to the Series A junior preferred stock, including the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of outstanding Units of the Series A junior preferred stock will be entitled to receive a distribution in an amount to be determined in accordance with the formula set forth in the certificate of designations before the payment of any distribution to the holders of common stock. The Units of Series A junior preferred stock are not redeemable. As of the date of this prospectus, there are no shares of Series A junior preferred stock outstanding.

Material Charter Provisions

ML&Co.’s restated certificate of incorporation provides that, except under specified circumstances, ML&Co. may not merge or consolidate with any one or more corporations, joint-stock associations or non-stock corporations; sell, lease or exchange all or substantially all of its property and assets or dissolve without the affirmative vote of two-thirds of the entire Board of Directors of ML&Co. and the holders of a majority of the outstanding shares of common stock entitled to vote. Additionally, ML&Co.’s restated certificate of incorporation provides that specified business combinations involving ML&Co. and an interested stockholder or an affiliate or associate of that stockholder must be approved by 80% of the voting power of the outstanding shares of capital stock of ML&Co. entitled to vote generally in the election of directors. The vote of 80% of the voting power of the voting stock referred to in the immediately preceding sentence is required for amendment of these provisions. ML&Co.’s restated certificate of incorporation also provides that only the Board of Directors of ML&Co. has the authority to call special stockholder meetings.

The foregoing provisions of ML&Co.’s restated certificate of incorporation may have the effect of delaying, deferring or preventing a change in control of ML&Co.

DESCRIPTION OF COMMON STOCK WARRANTS

ML&Co. may issue warrants for the purchase of common stock (“Common Stock Warrants”). Each series of Common Stock Warrants will be issued under a common stock warrant agreement to be entered into between ML&Co. and a bank or trust company, as common stock warrant agent, all as set forth in the applicable prospectus supplement. A copy of the form of common stock warrant agreement, including the form of warrant certificates representing the Common Stock Warrants, reflecting the provisions to be included in the common stock warrant agreements that will be entered into with respect to particular offerings of Common Stock Warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the common stock warrant agreement and common stock warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the common stock warrant agreement and the common stock warrant certificates, including the definitions of terms.

Terms of the Common Stock Warrants

The applicable prospectus supplement will describe the terms of the Common Stock Warrants being offered, the common stock warrant agreement relating to the Common Stock Warrants and the common stock warrant certificates, including the following:

•	the offering price or prices;

•	the aggregate number of shares of common stock that may be purchased upon exercise of the Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable;

•	the number of securities, if any, with which the Common Stock Warrants are being offered and the number of the Common Stock Warrants being offered with each security;

•	the date on and after which the Common Stock Warrants and the related securities, if any, will be transferable separately;

•	the number of shares of common stock purchasable upon exercise of each Common Stock Warrant, the price at which the common stock may be purchased, and events or conditions under which the number of shares purchasable may be adjusted;

•	the date on which the right to exercise the Common Stock Warrants will begin and the date on which the right to exercise will expire;

•	the circumstances, if any, which will cause the Common Stock Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Common Stock Warrants;

•	the identity of the common stock warrant agent; and

•	any other terms of the Common Stock Warrants which are not inconsistent with the provisions of the common stock warrant agreement.

Holders may exchange common stock warrant certificates for new common stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Common Stock Warrants, at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Common Stock Warrants to purchase common stock, holders of the Common Stock Warrants will not have any rights of holders of common stock purchasable upon exercise of the Common Stock Warrants, including the right to receive payments of dividends, if any, on the common stock purchasable upon any exercise or the right to vote the underlying common stock.

Prospective purchasers of Common Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The prospectus supplement relating to any issue of Common Stock Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Common Stock Warrants will be issued in the form of global common stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Common Stock Warrants unless the depositary is unwilling or unable to continue as depositary, certain specified events of bankruptcy or insolvency occur with respect to ML&Co. or ML&Co. decides to have the Common Stock Warrants represented by definitive certificates. A beneficial owner’s interest in a Common Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner’s account. In turn, the total number of Common Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Common Stock Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Common Stock Warrants

Each Common Stock Warrant will entitle its holder to purchase a specific number of shares of common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Common Stock Warrants expires, or any later date if extended by ML&Co., unexercised Common Stock Warrants will become void.

Common Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed common stock warrant certificate at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, issue and deliver the shares of common stock purchased upon exercise. If less than all of the Common Stock Warrants represented by any common stock warrant certificate are exercised, a new common stock warrant certificate will be issued for the remaining Common Stock Warrants.

Listing

ML&Co. may list an issue of Common Stock Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

Modifications

ML&Co. and the common stock warrant agent may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, without the consent of the holders of the Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the common stock warrantholders.

ML&Co. and the common stock warrant agent also may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected by amendment. However, without the consent of each of the common stock warrantholders affected, no amendment will be effective that:

•	shortens the period of time during which the Common Stock Warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the common stock warrantholders; or

•	reduces the number of outstanding Common Stock Warrants the consent of whose holders is required to approve an amendment of the common stock warrant agreement or the terms of the related Common Stock Warrants.

Enforceability of Rights by Common Stock Warrantholders

Any common stock warrantholder may, without the consent of the related common stock warrant agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise its Common Stock Warrant.

PLAN OF DISTRIBUTION

ML&Co. may sell securities:

•	to the public through MLPF&S, or through a group of underwriters managed or co-managed by, one or more underwriters, including MLPF&S,

•	through MLPF&S as agent, or

•	directly to purchasers.

Any at the market offering of common stock will be through MLPF&S, acting as principal or as agent for ML&Co. The prospectus supplement with respect to the securities of a particular series describes the terms of the offering of the securities, including the name of the agent or the name or names of any underwriters, the public offering or purchase price, whether the underwriters will purchase on a firm commitment or best efforts basis, any discounts and commissions to be allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers and any exchanges on which the securities will be listed. Only the agents or underwriters so named in the prospectus supplement are agents or underwriters in connection with the securities being offered. Under certain circumstances, ML&Co. may repurchase securities and reoffer them to the public as set forth above. ML&Co. may also arrange for repurchases and resales of the securities by dealers.

If so indicated in the prospectus supplement, ML&Co. will authorize underwriters to solicit offers by certain institutions to purchase debt securities from ML&Co. pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless ML&Co. otherwise agrees, the aggregate principal amount of debt securities sold pursuant to the contracts shall not be more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of ML&Co. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

ML&Co. has agreed to indemnify any agent or underwriters against certain civil liabilities, including liabilities under the Securities Act or contribute to payments any agent or underwriters may be required to make.

MLPF&S may use this prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the securities. Accordingly, offerings of the securities will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

In no event will the commission or discount received by any NASD member or independent broker-dealer participating in a distribution of securities exceed eight percent of the aggregate principal amount of the offering of securities in which such NASD member or independent broker-dealer participates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus and other securities. For further information on ML&Co. and these securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act (other than information in the documents that is deemed not to be filed):

•	annual report on Form 10-K for the year ended December 27, 2002;

•	quarterly reports on Form 10-Q for the periods ended March 28, 2003 and June 27, 2003; and

•	current reports on Form 8-K dated December 30, 2002, January 22, 2003, January 31, 2003, February 20, 2003, February 25, 2003, February 27, 2003, February 28, 2003, March 18, 2003, March 27, 2003, March 28, 2003, April 3, 2003, April 29, 2003, May 1, 2003, May 2, 2003, May 7, 2003, May 30, 2003, June 3, 2003, June 10, 2003, June 27, 2003, July 2, 2003, July 3, 2003, July 15, 2003, July 29, 2003, August 1, 2003, August 5, 2003, August 18, 2003, August 29, 2003, September 3, 2003, September 17, 2003, September 23, 2003, September 30, 2003, October 1, 2003, October 3, 2003, October 14, 2003 and October 22, 2003.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this registration statement and before the effectiveness of the registration statement (other than information in the documents that is deemed not to be filed):

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Mr. Lawrence M. Egan, Jr., Corporate Secretary’s Office, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone (212) 670-0432.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 28, 2003 and March 29, 2002 and June 27, 2003 and June 28, 2002, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003 and incorporated by reference herein, they did not audit and they do not express opinions on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because such reports are not “reports” or “parts” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

1,760,000 Units

Merrill Lynch & Co., Inc.

7% Callable STock Return Income DEbt SecuritiesSM

due October 28, 2004

“Callable STRIDESSM”

Payable at maturity with Cisco Systems, Inc. common stock

$25 principal amount and original issue price per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

October 22, 2003

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.